SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 15, 2003

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

Sky Financial Group, Inc., Bowling Green, Ohio, has called for redemption and will redeem on October 15, 2003 (the “Redemption Date”), all of its 8.60% Junior Subordinated Deferrable Interest Debentures due June 30, 2028 (the “Debentures”). The redemption price will be 100% of the principal amount redeemed, plus any accrued and unpaid interest as of the Redemption Date. The redemption price is expected to be $29,009,840.77. Interest on the Debentures will cease to accrue on the Redemption Date.

The Debentures were issued to Metropolitan Capital Trust I on April 30, 1998, by Metropolitan Financial Corp., which merged with and into Sky Financial on April 30, 2003. The redemption of the Debentures has triggered the mandatory redemption of the 8.60% Common Securities (the “Common Securities”) and the 8.60% Cumulative Capital Securities due 6/30/28 (the “Preferred Securities”) issued by Metropolitan Capital Trust I. The Common Securities are owned by Sky Financial, and the Preferred Securities are traded on the NASDAQ under the symbol METFP.

On September 15, 2003, Wilmington Trust Company, as Property Trustee for Metropolitan Capital Trust I, gave Notice of Redemption to the respective holders that the Common Securities and Preferred Securities (collectively, the “Securities”) will be redeemed in full on the Redemption Date (October 15, 2003) at the stated liquidation amount, which is $10.00 per Security, plus accrued and unpaid Distributions thereon to the Redemption Date (together, the “Redemption Price”). The Redemption Price will become due and payable upon each of the Securities to be redeemed and distributions will cease to accrue on the Redemption Date. In order to receive payment of the Redemption Price, the Securities Certificates must be presented and surrendered to the Property Trustee in accordance with the instructions set forth in the Notice of Redemption provided to the holders of the Securities.

In order to fund the redemption of the Debentures, Sky Financial intends to establish Sky Financial Capital Trust II and, in connection therewith, issue approximately $30 million of Floating Rate Junior Subordinated Debt Securities due 2033.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: September 15, 2003	BY:	/s/ W. GRANGER SOUDER, JR.
W. Granger Souder, Jr. EVP/General Counsel and Secretary